UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2020

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York 10018
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	NYT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2020, the Board of Directors (the “Board”) of The New York Times Company (the “Company”) appointed Meredith Kopit Levien as the Company’s next President and Chief Executive Officer, effective September 8, 2020. The Board has also appointed Ms. Levien as a director effective upon the commencement of her tenure as CEO. She will succeed Mark Thompson, who will retire as CEO and as a director effective September 8, 2020.

Ms. Levien, 49, has been the Company’s Executive Vice President since 2013 and its Chief Operating Officer since 2017. Previously, she was the Chief Revenue Officer (2015 to 2017); and Executive Vice President, Advertising (2013 to 2015). Prior to joining the Company, she served as Chief Revenue Officer of Forbes Media LLC (2011 to 2013).

A copy of the Company’s press release dated July 22, 2020, announcing Ms. Levien’s appointment, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In connection with her appointment the Company has entered into an employment agreement with Ms. Levien (the “Employment Agreement”), the material terms of which are summarized below.

Term. The Employment Agreement will have an initial term through January 1, 2023, with an “evergreen renewal” provision whereby on each January 1, an additional one year will be added to the term so that it will always be at least two to three years in duration.

Annual Salary and Incentive Compensation. Ms. Levien will receive an annual base salary of $900,000, and will continue to be eligible to participate in the Company’s annual incentive plan and its long-term incentive compensation program, with targets set annually by the Compensation Committee of the Board and independent Board members, in consultation with the other non-management directors. Ms. Levien’s 2020 and 2021 annual incentive plan target will be 100% of her prorated annual base salary. Under the long-term incentive program, her total targeted amount for the 2021-2023 performance cycle will be $3,200,000. In addition, her total targeted amount for the 2020-2022 performance cycle will be increased from $1,000,000 to $2,600,000.

Severance Benefits. In the event Ms. Levien’s employment is terminated by the Company without “cause” or she resigns for “good reason,” in each case, as defined in the Employment Agreement, or if the term of her employment expires following a notice on non-extension from the Company, she will generally be entitled to receive (i) an amount equal to 1.25 times the sum of her base salary and target annual incentive award, and (ii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by her for up to 15 months after termination.

Other Benefits. The Company will reimburse Ms. Levien for reasonable legal fees incurred in connection with entering into the Employment Agreement, and she will be eligible to participate in the benefit programs generally available to senior executives of the Company.

Post-Termination Covenants. Following any termination of her employment, there will be a 15-month non-compete and non-solicitation period, as well as a customary non-disparagement covenant.

The summary of the material terms of the Employment Agreement set forth above is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Except for the historical information contained herein, the matters discussed in this Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

Exhibit 10.1	Employment Letter Agreement, dated July 21, 2020

Exhibit 99.1	The New York Times Company Press Release, dated July 22, 2020

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: July 22, 2020	By:	/s/ Diane Brayton
Diane Brayton
Executive Vice President, General Counsel and Secretary